EXHIBIT 10.172

                             NONA MORELLI'S II, INC.
                             2 Park Plaza, Suite 470
                            Irvine, California 92614
                            Telephone (714) 833-2094
                            Facsimile (714) 833-7854

                                February 13, 1998



Mr. Joseph Monterosso
President
Group V Corporation
550 15th Street
San Francisco, CA 94103

         RE: Notice of Conversion of 100,000 Shares of Series B Preferred Stock

Dear Mr. Monterosso:

         Nona Morelli's II, Inc., a Colorado corporation, the holder of 100,000 shares of Series B Preferred Stock of Group V Corporation's ("GRPV" formerly NuOasis Gaming, Inc.) has elected to convert such shares into 7,800,000 shares of GRPV's $.01 par value common stock.

         Enclosed, please find the original stock certificate representing 100,000 shares of Series B Preferred Stock and the legal opinion of Richard O. Weed.

         Please instruct GRPV's transfer agent to issue 7,800,000 shares of the corporation's $.01 par value common stock in the name of Nona Morelli's II, Inc. without any restrictive legend in the following denominations:

         1 certificate for 3,900,000 shares in the name of Nona Morelli's II, Inc.; and 39 certificates for 100,000 shares each in the name of Nona Morelli's II, Inc.

         Our Taxpayer Identification Number is 84-1126818. Please send the certificates to my attention at the above address. Thank you in advance for your prompt attention to this matter.

                                        Sincerely yours,

                                        /s/  Fred G. Luke
                                             ----------------------------------
                                             Fred G. Luke,
                                             Chief Executive Officer

Enclosures

C:\clients\Nona\seriesBconversion.doc